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                                                                      EXHIBIT 12


RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in the Thousands)

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
                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                     YEARS ENDED DECEMBER 31,
                                 -------------        -------------------------------------------------
                                2000       1999       1999       1998       1997        1996       1995
                                ----       ----       ----       ----       ----        ----       ----
Income ....................   $161,385   $ 89,278   $ 39,942   $ 59,316   $  1,426   ($   423)   ($   135)

Plus:
Extraordinary Items .......        705       --         --         --         --         --            --
Income Taxes ..............       --         --         --         --         --         --            --
Interest Expense ..........    127,029     61,348     91,184     44,697       --          272          --
                              --------   --------   --------   --------   --------   --------    --------
         Total Earnings ...   $289,119   $150,626   $131,126   $104,013   $  1,426   ($   151)   ($   135)


Fixed Charges: ............
      Interest Expense ....    127,029     61,348     91,184     44,697       --     $    272        --
      Preferred Dividends .     27,681     15,923     23,843        944       --         --          --
                              --------   --------   --------   --------   --------   --------    --------
        Total Fixed Charges   $154,710   $ 77,271   $115,027   $ 45,641              $    272

Earnings/Fixed Charges ....       1.9x       1.9x       1.1x       2.3x         NA         NA          NA

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